Exhibit 10.2
NOTE CONVERSION AND AMENDMENT AGREEMENT

This NOTE CONVERSION AND AMENDMENT AGREEMENT (this “Agreement”), as of September 2, 2011 (the “Amendment Date”), is made by and among GENTA INCORPORATED, a Delaware corporation (the “Company”), and the undersigned parties whose names are set forth on Exhibit A attached hereto (each a “Holder” and collectively the “Holders”).

WHEREAS, the Company previously issued certain Senior Secured Convertible Notes due September 4, 2011 and April 2, 2012, Unsecured Subordinated Convertible Promissory Notes due September 4, 2011 and 2010 Notes (as defined below and collectively, the “Existing Notes”);

WHEREAS, the Company desires to raise up to $12,700,000 through the private placement of securities consisting of senior secured convertible promissory notes (the “Notes”), senior secured cash collateralized convertible promissory notes (the “Collateralized Notes”, and together with the Notes, the “2011 Notes”) and warrants to purchase an additional amount of Notes pursuant to the terms of that certain Securities Purchase Agreement dated September 2, 2011 by and among the Company and the purchasers whose names are set forth on Exhibit A thereto (the “Securities Purchase Agreement”);

WHEREAS, the undersigned Holders that are holders of the Existing Notes have agreed to amend certain provisions of the Existing Notes as set forth below;

WHEREAS, the undersigned Holders represent the required threshold to amend the provisions of each of the April 2012 Notes, the September 2011 Notes and the 2010 Notes;

WHEREAS, each undersigned Holder of the June 2008 Notes desires to amend the provisions of such Holder’s June 2008 Notes in accordance herewith;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Definitions.  Capitalized terms used herein and not defined shall have the meanings set forth in the Securities Purchase Agreement.  For the purposes hereof, the following terms shall have the following meanings:

 (a)           “2010 Notes” means the Company’s 12% Senior Unsecured Convertible Promissory B Notes issued pursuant to that certain Securities Purchase Agreement dated as of March 5, 2010 (the “March 2010 Purchase Agreement”) (the “B Notes”), the Company’s 12% Senior Unsecured Convertible Promissory C Notes issued pursuant to the March 2010 Purchase Agreement (the “C Notes”), the Company’s 12% Senior Secured Convertible Promissory D Notes issued pursuant to the March 2010 Purchase Agreement (the “D Notes”) and the Company’s 12% Senior Unsecured Convertible Promissory E Notes issued pursuant to the March 2010 Purchase Agreement (the “E Notes”).

 (b)           “June 2008 Notes” means the Company’s 15% Senior Secured Convertible Promissory Notes due September 4, 2011, as amended.

 (c)           “April 2012 Notes” means the Company’s 8% Senior Secured Convertible Promissory Notes due April 2, 2012, as amended.

 (d)           “September 2011 Notes” means the Company’s 8% Unsecured Subordinated Convertible Promissory Notes due September 4, 2011, as amended.

 (e)           “Common Stock” means the common stock of the Company, par value $0.001 per share.

 (f)           “Effective Date” means the date and time of the Closing (as defined in the Securities Purchase Agreement).

2.    Conversion of Outstanding Notes.

 (a)           On September 6, 2011 (the “Initial Conversion Date”), each Holder that is a party hereto agrees to convert an amount of such Holder’s principal amount of Existing Notes that will result in such holder beneficially owning 9.999% of the Company’s Common Stock (such percentage to be based on the number of shares of Common Stock outstanding prior to any conversions contemplated by this section 2(a)) following such conversion (the “Initial Conversion Amount”), subject to the any conversion limitations set forth in each such Existing Note, and agrees to deliver on such date a notice of conversion pursuant to each such Existing Note being converted (with such Holder able to select which Existing Notes shall be converted pursuant to this section), which notice of conversion shall be irrevocable.

 (b)           On September 7, 2011 (the “Second Conversion Date”), each Holder that is a party hereto agrees to convert an amount of such Holder’s principal amount of Existing Notes that will result in such holder beneficially owning 9.999% of the Company’s Common Stock (such percentage to be based on the number of shares of Common Stock outstanding prior to any conversions contemplated by this section 2(b)) following such conversion (the “Second Conversion Amount”), subject to the any conversion limitations set forth in each such Existing Note, and agrees to deliver on such date a notice of conversion pursuant to each such Existing Note being converted (with such Holder able to select which Existing Notes shall be converted pursuant to this section), which notice of conversion shall be irrevocable.

 (c)           On September 8, 2011 (the “Third Conversion Date”), each Holder that is a party hereto agrees to convert an amount of such Holder’s principal amount of Existing Notes that will result in such holder beneficially owning 9.999% of the Company’s Common Stock (such percentage to be based on the number of shares of Common Stock outstanding prior to any conversions contemplated by this section 2(c)) following such conversion (the “Third Conversion Amount”), subject to the any conversion limitations set forth in each such Existing Note, and agrees to deliver on such date a notice of conversion pursuant to each such Existing Note being converted (with such Holder able to select which Existing Notes shall be converted pursuant to this section), which notice of conversion shall be irrevocable.

 (d)           Each Holder agrees not to sell, assign or transfer any shares of Common Stock then held by such Holder, including, without limitation, any of the shares of Common Stock received upon conversion of their Existing Notes in accordance with Sections 2(a), 2(b) and 2(c) above, or any interest thereon, during the period beginning on the Initial Conversion Date and ending at 11:59 pm Eastern Time on September 9, 2011

3.    Amendment to the June 2008 Notes.

 (a)           The Company and each undersigned Holder of the currently outstanding June 2008 Notes hereby amend the Maturity Date (as defined in the June 2008 Note) of each such Holder’s June 2008 Notes to (i) an initial date of September 9, 2011, and then (ii) upon the Closing of the transactions contemplated by the Securities Purchase Agreement, the date that is two years from the Effective Date.

 (b)           The undersigned Holder of the currently outstanding June 2008 Notes consent to, and acknowledge that, upon the Effective Date, the 2011 Notes will be senior in all respects, and the payment of the June 2008 Notes shall be subordinate and subject in right of payment to the prior payment in full of the 2011 Notes.

 (c)           In consideration of the consents and amendments set forth in Section 2(a) and 2(b), promptly following the Effective Date, the Company shall issue to each of the holders of currently outstanding June 2008 Notes who is a party hereto, a warrant to purchase shares of Common Stock, substantially in the form attached hereto as Exhibit B (the “Warrants”), at an exercise price equal to the Conversion Price (as defined in the 2011 Notes), subject to certain conversion price adjustments.  Each such Warrant shall be exercisable for a number of shares of Common Stock equal to one hundred percent (100%) of the number of shares of Common Stock that would be issuable if such holder converted all of the outstanding principal and interest underlying all of such holder’s June 2008 Notes on the Effective Date, after giving effect to the transactions contemplated by the Transaction Documents (as defined in the Securities Purchase Agreement) (without regard to any restriction on conversion contained herein or in the June 2008 Notes) and otherwise on the terms of such Warrant.

4.    Amendment to the September 2011 Notes.

 (a)           The Company and the undersigned Holders, representing the required threshold to amend the provisions of the currently outstanding September 2011 Notes, hereby amend each September 2011 Note to change the Maturity Date (as defined in the September 2011 Notes) of each such September 2011 Note to (i) an initial date of September 9, 2011, and then (ii) upon the Closing of the transactions contemplated by the Securities Purchase Agreement, the date that is two years from the Effective Date.

 (b)           The undersigned Holders, representing the required threshold to amend the provisions of the currently outstanding September 2011 Notes, hereby consent to, and acknowledge that, upon the Effective Date, the 2011 Notes will be senior in all respects, and the payment of the September 2011 Notes shall be subordinate and subject in right of payment to the prior payment in full of the 2011 Notes.

 (c)           In consideration of the amendments set forth in Section 3(a) and 3(b), promptly following the Effective Date, the Company shall issue to each of the holders of currently outstanding September 2011 Notes a Warrant to purchase shares of Common Stock at an exercise price equal to the Conversion Price (as defined in the 2011 Notes), subject to certain conversion price adjustments.  Each Warrant shall be exercisable for a number of shares of Common Stock equal to one hundred percent (100%) of the number of shares of Common Stock that would be issuable if such holder converted all of the outstanding principal and interest underlying all of such holder’s September 2011 Notes on the Effective Date, after giving effect to the transactions contemplated by the Transaction Documents (as defined in the Securities Purchase Agreement) (without regard to any restriction on conversion contained herein or in the September 2011 Notes) and otherwise on the terms of such Warrant.

5.    Amendment to the April 2012 Notes.

 (a)           The Company and the undersigned Holders, representing the required threshold to amend the provisions of the currently outstanding April 2012 Notes, hereby amend each April 2012 Note to change the Maturity Date (as defined in the April 2012 Notes), which such amendment shall only take effect on the Effective Date, of each such April 2012 Note to the date that is two years from the Effective Date.

 (b)           The undersigned Holders, representing the required threshold to amend the provisions of the currently outstanding April 2012 Notes, hereby consent to, and acknowledge that, upon the Effective Date, the 2011 Notes will be senior in all respects, and the payment of the April 2012 Notes shall be subordinate and subject in right of payment to the prior payment in full of the 2011 Notes.

 (c)           In consideration of the amendments set forth in Section 4(a) and 4(b), promptly following the Effective Date, the Company shall issue to each of the holders of currently outstanding April 2012 Notes a Warrant to purchase shares of Common Stock at an exercise price equal to the Conversion Price (as defined in the 2011 Notes), subject to certain conversion price adjustments.  Each Warrant shall be exercisable for a number of shares of Common Stock equal to one hundred percent (100%) of the shares of Common Stock that would be issuable if such holder converted all of the outstanding principal and interest underlying all of such holder’s April 2012 Notes on the Effective Date, after giving effect to the transactions contemplated by the Transaction Documents (as defined in the Securities Purchase Agreement) (without regard to any restriction on conversion contained herein or in the April 2012 Notes) and otherwise on the terms of such Warrant.

6.    Amendment to the 2010 Notes.  The undersigned Holders, representing the required threshold to amend the provisions of the currently outstanding 2010 Notes, hereby consent to, and acknowledge that, upon the Effective Date, the 2011 Notes will be senior in all respects, and the payment of the 2010 Notes shall be subordinate and subject in right of payment to the prior payment in full of the 2011 Notes.

7.    Additional Conversion Limitations of Existing Notes.

 (a)           For the purpose of amending the conversion limitation section in each of the Existing Notes described in this Section 7, (A) The Company and the undersigned Holders, representing the required threshold to amend the provisions of the currently outstanding 2010 Notes, September 2011 Notes and April 2012 Notes, hereby agree to amend and restate Section 3.1(c) of each 2010 Note, Section 3.1(c) of each September 2011 Note and Section 3.1(c) of each April 2012 Note to read in its entirety as provided in the following subsections (i), (ii) and (iii) and (B) the undersigned Holders of the currently outstanding June 2008 Notes agree to amend such Holders June 2008 Notes to add a new Section 3.1(c) of each June 2008 Note, which shall read in its entirety as provided in the following subsections (i), (ii) and (iii):

(i)             Each Existing Note shall only be convertible by the Holder on any day to the extent that such conversion does not exceed the Conversion Cap during the Limitation Period, as described below.

(ii)             “Limitation Period” shall mean the period of time commencing on the Amendment Date, and ending the date that is the earlier of (i) thirty (30) days prior to the Maturity Date and (ii) the date the Maker enters into any agreement with respect to any capital raising transaction or offer to sell to, issue to or exchange with (or make any other type of distribution to) any third party or parties, without obtaining written approval by holders of more than two-thirds in principal amount of the 2011 Notes, including any 2011 Notes that have been issued by way of payment of interest in kind and the 2011 Notes potentially issuable upon exercise of the Debt Warrants (for clarity, even if the Debt Warrants have not been exercised, the underlying Conversion Notes will still be considered 2011 Notes for this purpose): (x) Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, including convertible debt securities, or (y) any instrument representing liabilities for borrowed money. During the Limitation Period, the Holder hereby agrees that such Holder will not convert this note on any day of a Monday through Sunday calendar week (each a “Conversion Week”) to the extent that, together with all prior conversions under the Outstanding Notes (excluding the 5x Adjustment) during such Conversion Week, if any, the total principal amount of the Outstanding Notes (excluding the 5x adjustment) that has been converted during such Conversion Week (rounded to the nearest $0.01) exceeds the product of (x) the outstanding principal amount of the Outstanding Notes, multiplied by (y) the Conversion Cap for such calendar week, as described below.  For purposes of this calculation, “Outstanding Notes” means all of the outstanding principal and interest due under the Maker’s convertible promissory notes held by the Holder as of the Amendment Date and including the Notes after giving effect to the transactions contemplated by the Securities Purchase Agreement, provided that the outstanding balance (principal and accrued interest) due under the G Notes and H Notes shall, solely for this purpose, equal the sum of: (A) five times the actual principal and interest amount due under such Notes, including convertible promissory notes that have been issued by way of payment of interest in kind, plus (B) five times the amount of principal of Notes potentially issuable upon exercise of the Debt Warrants (for clarity, even if the Debt Warrants have not been exercised, the underlying Conversion Notes will still be considered Notes for this purpose) (items (A) and (B) of this sentence shall be referred to as the “5X Adjustment”).

(iii)             In determining the “Conversion Cap” for any Conversion Week, if the quotient of (A) the VWCP (as adjusted to reflect any stock splits, stock dividends or similar recapitalizations occurring on or before the Conversion Date) for the three Trading Days during the previous Monday through Sunday calendar week ending on the first Trading Day prior to the applicable Conversion Week, divided by (B) the applicable Conversion Price of this Note on the first Trading Day of such Conversion Week is: (1) less than one, then the Conversion Cap shall be 0%; (2) greater than or equal to one and less than two, then the Conversion Cap shall be 0.05%; (3) greater than or equal to two and less than three, then the Conversion Cap shall be 0.10%; (4) greater than or equal to three and less than four, then the Conversion Cap shall be 0.19%; (5) greater than or equal to four and less than five, then the Conversion Cap shall be 0.28%; (6) greater than or equal to five and less than six, then the Conversion Cap shall be 0.37%; (7) greater than or equal to six and less than seven, then the Conversion Cap shall be 0.46%; (8) greater than or equal to seven and less than eight, then the Conversion Cap shall be 0.55%; (9) greater than or equal to eight and less than nine, then the Conversion Cap shall be 0.64%; (10) greater than or equal to nine and less than ten, then the Conversion Cap shall be 0.73%; (11) greater than or equal to ten and less than eleven, then the Conversion Cap shall be 0.82%; (12) greater than or equal to eleven and less than twelve, then the Conversion Cap shall be 1.00%; (13) greater than or equal to twelve and less than thirteen, then the Conversion Cap shall be 1.50%; (14) greater than or equal to thirteen and less than fourteen, then the Conversion Cap shall be 2.00%; (15) greater than or equal to fourteen and less than fifteen, then the Conversion Cap shall be 2.50%; (16) greater than or equal to fifteen and less than sixteen, then the Conversion Cap shall be 3.00%; (17) greater than or equal to sixteen and less than seventeen, then the Conversion Cap shall be 3.50%; (18) greater than or equal to seventeen and less than eighteen, then the Conversion Cap shall be 4.00%; (19) greater than or equal to eighteen and less than nineteen, then the Conversion Cap shall be 4.50%; (20) greater than or equal to nineteen and less than twenty, then the Conversion Cap shall be 5.00%; or (21) greater than or equal to twenty, then the Conversion Cap shall be 5.50%. By way of example only: (A) if the Holder is to purchase $1 million principal amount of 2011 Notes upon Closing of the Securities Purchase Agreement and holds $1 million principal amount of Existing Notes, then, as of the Amendment Date, that Holder’s total outstanding principal of Outstanding Notes would be equal to $11 million (i.e., five times $1 million principal amount of the 2011 Notes (to be issued) plus five times the $1 million principal amount of underlying the Debt Warrants (to be issued), plus $1 million principal amount of Existing Notes); and if the VWCP is then ten times the Conversion Price, then the Holder would be permitted to convert in that Conversion Week up to $90,200 principal amount of such holders notes (i.e., 0.82% times $11,000,000); and (B) if the Holder purchases $0 principal amount of 2011 Notes upon the Closing of the Securities Purchase Agreement and holds $2 million principal amount of Existing Notes, then, as of the Amendment Date, that Holder’s total outstanding principal of Outstanding Notes would be equal to $2 million (i.e., five times $0 principal amount of the 2011 Notes, plus five times $0 principal amount underlying the Debt Warrants, plus $2 million principal amount of Existing Notes); and if the VWCP is then ten times the Conversion Price, then the Holder would be permitted to convert in that Conversion Week up to $16,400 of such holders notes (i.e., 0.82% times $2,000,000).  Capitalized terms used in this Section 3.1 and not defined herein shall have the meanings set forth in the Note Conversion and Amendment Agreement, dated as of September 2, 2011, by and among Maker and the parties named on Exhibit A attached thereto.

 (b)           Notwithstanding the foregoing, the Conversion Limitation in the April 2012 Notes shall have no effect prior to September 9, 2011 and the Holders of April 2012 Notes are able to convert their Notes without limitation during the period between the Amendment Date and the Effective Date.

 (c)           Notwithstanding the foregoing, this Section 7 of the Agreement will be null and void if the Closing of the Securities Purchase Agreement has not occurred on or before September 9, 2011.

8.      Conversion Price.  The Conversion Price (as defined in the B Note) of the B Notes, effective as of the Amendment Date, shall be the price obtained by dividing $1,000 by [   ]1.

9.      Outstanding Securities.  Each undersigned Holder represents and warrants that as of the date hereof, such Holder holds the Company’s securities in the amounts set forth on such Holder’s signature page hereto.

10.   Specific Performance; Consent to Jurisdiction; Venue.

 (a)           The Company and the Holders acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof without the requirement of posting a bond or providing any other security, this being in addition to any other remedy to which any of them may be entitled by law or equity.

 (b)           The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York.  The Company and each Holder consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 7(b) shall affect or limit any right to serve process in any other manner permitted by law.  The Company and the Holders hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Agreement or the Existing Notes, shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.  The parties hereby waive all rights to a trial by jury.

11.   Entire Agreement; Amendment. This Agreement contains the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor any Holder make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein.  No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company and the Requisite Purchasers (as defined in the Securities Purchase Agreement); provided that if any of the rights under this Agreement of any Holder then holding Existing Notes or 2011 Notes are materially diminished or the obligations under this Agreement of any Holder then holding Existing Notes or 2011 Notes are materially increased by such waiver or amendment, in each case in a manner that is not similar in all material respects to the effect on the rights or obligations of other Holders, then such waiver or amendment shall not be effective with respect to such adversely affected Holder without the written consent of such adversely affected Holder.  The Holders acknowledge that any amendment or waiver effected in accordance with this section shall be binding upon each Holder (and their permitted assigns) and the Company, including, without limitation, an amendment or waiver that has an adverse effect on any or all Holders.  Except as amended herein, the June 2008 Notes, the September 2011 Notes, the April 2012 Notes and the 2010 Notes shall remain in full force and effect.

12.    Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telecopy, facsimile or electronic transmission to the address(es) or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company or its Subsidiaries:	Genta Incorporated
200 Connell Drive
Berkeley Heights, NJ 07922
Attention: Raymond P. Warrell, Jr., M.D.
Telephone No.: (908) 286-9800
Telecopy No.: (908) 286-3966
Email:Warrell@genta.com

with copies to:	Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attention: Emilio Ragosa
Telephone No.: (609) 919-6633
Telecopy No.: (609) 919-6701
Email: eragosa@morganlewis.com
If to any Holder:	At the address of such Holder set forth on Exhibit A to this Agreement, with copies to Holder’s counsel as set forth on Exhibit A or as specified in writing by such Holder, with a copy to:

With a copy to:	Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111
Attention: Ryan Murr
Telephone No.: (415) 315-6395
Telecopy No.: (415) 315-6365
Email: ryan.murr@ropesgray.com

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

13.    Waivers.  No waiver by a party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

14.    Headings.  The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

15.    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  The Holders may assign the rights under this Agreement without the consent of the Company.

16.    No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

17.    Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

18.    Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

19.    Publicity.  The Company agrees that it will not disclose, and will not include in any public announcement, the names of the Holders without the consent of the Holders, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation, and then only to the extent of such requirement.  Notwithstanding the foregoing, the Holders consent to being identified in any filings the Company makes with the SEC to the extent required by law or the rules and regulations of the SEC.

20.    Severability.  The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

21.    Further Assurances.  From and after the date of this Agreement, upon the request of the Holders or the Company, the Company and each Holder shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

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1 Conversion Price to be equal to 10% of the closing stock price on the Amendment Date.

IN WITNESS WHEREOF, the parties have caused this NOTE CONVERSION AND AMENDMENT AGREEMENT to be executed as of the Effective Date.

By:
Name:                                                                          Title:           Chairman and Chief Executive Office

GENTA INCORPORATED

Date	By:	/s/ Raymond P. Warrell, Jr., M.D.
	Name:	Raymond P. Warrell, Jr., M.D.
	Title:	Chairman and Chief Executive Office

[SIGNATURE PAGES CONTINUE]

[HOLDER SIGNATURE PAGES TO THE

NOTE CONVERSION AND AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Note Conversion and Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Holder:

Fax Number of Holder:

Principal Amount of June 2008 Notes Currently Held:

Principal Amount of September 2011 Notes Currently Held:

Principal Amount of April 2012 Notes Currently Held:

Principal Amount of B Notes Currently Held:

Principal Amount of C Notes Currently Held:

Principal Amount of D Notes Currently Held:

Principal Amount of E Notes Currently Held:

Address for Notice of Holder:

Address for Delivery of Securities for Holder (if not same as address for notice):

EXHIBIT A

HOLDERS

EXHIBIT B

FORM OF WARRANT